EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Subsidiary	Jurisdiction of Incorporation	Name Under Which Business is Done

HORIZON BANCORP, INC.

Horizon Bank	Indiana	Horizon Bank; Horizon Trust & Investment Management

Horizon Risk Management, Inc.	Nevada	Horizon Risk Management, Inc.

Horizon Bancorp Capital Trust II	Delaware

Alliance Financial Statutory Trust I	Delaware

Horizon Bancorp Capital Trust III	Delaware

Am Tru Statutory Trust I	Connecticut

Heartland (IN) Statutory Trust II	Delaware

City Savings Statutory Trust I	Connecticut

Salin Statutory Trust I	Connecticut

HORIZON BANK OR SUBSIDIARIES

Horizon Insurance Services, Inc.	Indiana	Horizon Insurance Services

Horizon Investments, Inc.	Nevada	Horizon Investments, Inc.

Horizon Properties, Inc.	Maryland	Horizon Properties, Inc.

(a subsidiary of Horizon Investments, Inc.)

Horizon Grantor Trust	Delaware	Horizon Grantor Trust

The Loan Store, Inc.	Indiana	The Loan Store, Inc.

Wolverine Commercial Holdings, LLC	Michigan	Wolverine Commercial Holdings, LLC